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Exhibit 14.3

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement (No. 333-128742 on Form F-3) of Mittal Steel Company N.V. and in the Registration Statement (No. 333-107102 on Form S-8) pertaining to the Ispat International N.V. Global Stock Option Plan, of our report dated October 28, 2004 (except for Note 1, Basis of preparation, as to which the date is November 26, 2004), with respect to the Consolidated Financial Statements of Iscor Limited and subsidiaries as of December 31, 2002 and 2003 and for each of the years in the two year period ended December 31, 2003, and of our report dated February 8, 2005, with respect to the Consolidated Financial Statements of Ispat Iscor Limited and subsidiaries as of and for the year ended December 31, 2004, included in this annual report on Form 20-F of Mittal Steel Company N.V. for the year ended December 31, 2005.

        As stated in our report dated October 28, 2004 (except for Note 1, Basis of preparation, as to which the date is November 26, 2004), with respect to the Consolidated Financial Statements of Iscor Limited and subsidiaries as of December 31, 2002 and 2003 and for each of the years in the two year period ended December 31, 2003, such consolidated financial statements were restated for the treatment of negative goodwill in conformity with International Financial Reporting Standards.

Pretoria, South Africa
March 15, 2006

/s/ KPMG Inc.

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Consent of Independent Registered Public Accounting Firm